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                                                         EXHIBIT NO. EX-99.h.2

                      DFA INVESTMENT DIMENSIONS GROUP INC.

                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                              ADDENDUM NUMBER THREE

         THIS AGREEMENT is made as of this ___ day of July, 2000 by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), and PFPC INC., formerly known as "Provident Financial Processing Corporation," a Delaware corporation, ("PFPC").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

         WHEREAS, the Fund has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated June 19, 1989, (the "Agreement") which, as of the date hereof, remains in full force and effect; and

         WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund; and

         WHEREAS, PFPC presently provides administration and accounting services to the existing portfolios of the Fund, and has agreed to provide such services to four (4) new portfolios of the Fund, designated as the LD U.S. Large Company Portfolio, HD U.S. Large Company Portfolio, LD U.S. Marketwide Value Portfolio and HD U.S. Marketwide Value Portfolio, which are listed on Schedule A, attached hereto; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereby agree that:

         1. The Agreement is amended to provide that those portfolios set forth on "Schedule A, Portfolios of the DFA Investment Dimensions Group Inc., Amended and Restated as of July __, 2000," which is attached hereto, shall be "Portfolios" under the Agreement.

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         2.   The fee schedules of PFPC applicable to the Portfolios shall be as agreed to in writing, from time to time, by the Fund and PFPC.

         3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

         4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Three to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

                                       DFA INVESTMENT DIMENSIONS GROUP INC.

                                       By:
                                           --------------------------------
                                           Catherine L. Newell
                                           Vice President


                                       PFPC INC.

                                       By:
                                           --------------------------------
                                           Joseph Gramlich
                                           Senior Vice President